Exhibit 2.2

Description of rights of ordinary shares

Registered under Section 12 of the Securities Exchange Act of 1924 (the “Exchange Act”)

This exhibit contains a description of the rights of the holders of ordinary shares. Ordinary shares underlying the ADSs are held by JPMorgan Chase Bank, N.A., as depositary. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the applicable provisions of English law and the Company’s articles of association (the “Articles of Association”), a copy of which is incorporated by reference as Exhibit 1.1 of the Annual Report on Form 20-F, of which this Exhibit 2.2 is a part. We encourage you to read the Articles and the applicable provisions of English law for additional information.

Ordinary Shares

In accordance with our Articles of Association, the following summarizes the rights of holders of our ordinary shares:

•

each holder of our ordinary shares is entitled to one vote and upon a poll each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally; and

•	holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

Registered Shares

We are required by the Companies Act 2006 to keep a register of our shareholders. Under English law, the ordinary shares are deemed to be issued when the name of the shareholder is entered in our share register. The share register therefore is prima facie evidence of the identity of our shareholders and the shares that they hold. The share register generally provides limited, or no, information regarding the ultimate beneficial owners of our ordinary shares. Our share register is maintained by our registrar, Share Registrars Limited.

Holders of our ADSs are not treated as one of our shareholders and their names are therefore not entered in our share register. The depositary, the custodian or their nominees are the holder of the shares underlying our ADSs. Holders of our ADSs have a right to receive the ordinary shares underlying their ADSs.

Under the Companies Act 2006, we must enter an allotment of shares in our share register as soon as practicable and in any event within two months of the allotment. We will perform all procedures necessary to update the share register to reflect the ordinary shares sold from time to time, including updating the share register with the number of ordinary shares to be issued from time to time to the depositary. We also are required by the Companies Act 2006 to register a transfer of shares (or give the transferee notice of and reasons for refusal) as soon as practicable and in any event within two months of receiving notice of the transfer.

We, any of our shareholders or any other affected person may apply to the court for rectification of the share register if:

•	the name of any person, without sufficient cause, is wrongly entered in or omitted from our register of members; or
•

there is a default or unnecessary delay in entering on the register the fact of any person having ceased to be a member or on which we have a lien, provided that such refusal does not prevent dealings in the shares taking place on an open and proper basis.

Preemptive Rights

English law generally provides shareholders with preemptive rights when new shares are issued for cash; however, it is possible for a company’s articles of association, or shareholders by special resolution, to exclude preemptive rights. Such an exclusion of preemptive rights may be for a maximum period of up to five years from the date of adoption of the articles of association, if the exclusion is contained in the articles of association, or from the date of the shareholder resolution, if the exclusion is by shareholder resolution. In either case, this exclusion would need to be renewed by the company’s shareholders upon its expiration (i.e., at least every five years).

On December 17, 2025, our shareholders approved the exclusion of preemptive rights, with such authority expiring on the earlier of 15 months after the date of approval of that exclusion or the conclusion of our annual general meeting. Such exclusion will need to be renewed upon expiration (i.e., on the earlier of the date that is 15 months after December 17, 2025, or the conclusion of our next annual general meeting) to remain effective, but may be sought more frequently for additional five-year terms (or any shorter period).

Articles of Association

Shares and Rights Attaching to Them

Objects

The objects of our Company are unrestricted in accordance with section 31(1) of the Companies Act 2006.

Share Rights

Without prejudice to any special rights conferred on shareholders or holders of a class of shares, the Company may, by ordinary resolution, determine that any shares are allotted with special rights, privileges or restrictions.

Voting Rights

Subject to the provisions of the Companies Act 2006 and any restrictions imposed in our Articles of Association and any rights or restrictions attached to any class of shares of our share capital, on a resolution, on a show of hands:

•	every shareholder present in person shall have one vote;
•

each proxy present who has been duly appointed by one or more shareholders entitled to vote on the resolution has one vote unless the proxy has been appointed by more than one shareholder entitled to vote on the resolution in which case: (i) where the proxy has been instructed by one or more of such members to vote for the resolution and by one or more of such members to vote against the resolution the proxy has one vote for and one vote against the resolution; or (ii) where the proxy has been instructed by one or more of such members as to how he or she should vote on the resolution and all those instructions are to vote the same way and one or more other members have given the proxy discretion as to how to vote, he or she may cast one vote “for” or one vote “against” in accordance with those instructions and may cast a second discretionary vote the other way; and

•

each person authorized by a corporation to exercise voting powers on behalf of the corporation is entitled to exercise the same voting powers as the corporation would be entitled to unless a corporation authorizes more than one person, in which case: (i) if more than one person authorized by the same corporation purport to exercise the power to vote on a show of hands in respect of the same shares in the Company and exercise the power in the same way as each other, the power is treated as exercised in that way; or (ii) if more than one person authorized by the same corporation purports to exercise the power to vote on a show of hands in respect of the same shares in the Company and they do not exercise the power in the same way as each other, the power is treated as not exercised.

Subject to the provisions of the Companies Act 2006 and any restrictions imposed by our Articles of Association and any rights or restrictions attached to any class of shares of our share capital, on a vote on a resolution on a poll, every shareholder present shall have one vote for every ordinary share in our share capital held by him or his or her or her appointee, or and if entitled to more than one vote need not, if he or she votes, use all his votes or cast all his votes in the same way.

At any general meeting, a resolution put to the vote of the meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of show of hands) demanded by the chairman of the meeting or by those shareholders entitled under the provisions of the Companies Act 2006 to demand a poll. Subject to the provisions of the Companies Act 2006, as described in “—Differences in Corporate Law—Voting Rights” below, a poll may be demanded by:

•	a chair of the meeting;
•	at least two shareholders present in person or by proxy and entitled to vote;

•

any shareholder(s) present in person or by proxy and representing in the aggregate not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting (excluding the shares held in treasury); or

•

any shareholder(s) present in person or by proxy and holding shares conferring a right to attend and vote at the meeting on which there have been paid-up sums in the aggregate equal to not less than 10% of the total sums paid up on all shares conferring that right (excluding the shares held in treasury).

Restrictions on Voting

Subject to the provisions of the Companies Act 2006, no shareholder shall, unless the directors otherwise determine, be entitled (save as a proxy for another member) to be present or vote on any question at any general meeting of the Company or upon any poll, either personally or by proxy, or to be reckoned in any quorum or to exercise any other right or privilege in relation to general meetings of the Company in respect of the shares he or she holds if any calls or other moneys due and payable by him or her to the Company in respect of the shares remain unpaid.

The board may from time to time make calls upon the shareholders in respect of any money unpaid on their shares, provided that at least 14 days’ notice be given of each call, and each shareholder shall be liable to pay at the time and place so specified the amount called on his or her shares.

Where shares conferring a right to vote are held jointly by two or more persons, any one of such persons may vote at any meeting either personally or by proxy, as if he or she were solely entitled thereto and if more than one of such joint holders are present at any meeting, either personally or by proxy, the shareholder whose name appears first on the register of members as one of the holders of such shares and no other, shall be entitled to cast the vote.

Dividends

We may, by ordinary resolution of shareholders, declare dividends. No dividend will be payable except out of profits of the Company available for distribution in accordance with the provisions of the Companies Act 2006, or in excess of the amount recommended by the directors. If, in the opinion of the directors, the profit of the Company justifies such payments, the directors may: (i) pay the fixed dividends on any class of shares carrying a fixed dividend expressed to be payable on fixed dates on the half-yearly or other dates prescribed for payment; and (ii) pay interim dividends of such amounts and on such dates as they think fit.

Subject to the provisions of the Companies Act 2006 and except as otherwise provided by our Articles of Association or by the rights or privileges attached to any shares carrying a preferential or special rights to dividends, Company profits will be used to pay dividends on shares and all dividends shall be declared and paid according to the amounts paid up on the shares and shall be apportioned and paid pro rata according to the amounts paid up on the shares during any part of the period in respect of which the dividend is paid.

No dividend or other moneys payable by us on or in respect of any share shall bear interest against us. Any dividend unclaimed or retained in accordance with our Articles of Association after a period of 12 years from the date such dividend became due for payment will be forfeited and revert to us.

With the sanction of an ordinary resolution of the Company, all or any part of the dividend can be paid by the distribution of specific assets and the directors must give effect to such ordinary resolution. With the sanction of an ordinary resolution of the Company, the directors may offer any holders of ordinary shares the right to elect to receive in lieu of a dividend an allotment of ordinary shares credited as fully paid up, instead of or part of a cash dividend, subject to such exclusions or arrangements as the board may deem necessary or expedient.

The directors may deduct from any dividend or other moneys payable to any shareholder on or in respect of a share any money payable by him or her to the Company on account of calls or otherwise in relation to shares in the Company.

Change of Control

There is no specific provision in our Articles of Association that would have the effect of delaying, deferring or preventing a change of control.

Distributions on Winding-Up

If the Company is wound up (whether the liquidation is voluntary, under supervision or by the court) the liquidator may, with the authority of a special resolution, divide among the shareholders whose names are entered on the register of members of the Company at the date of winding-up, in specie or kind the whole or any part of the assets of the Company. Whether or not the assets consist of property of one kind or of different kinds the liquidator can set such value as he or she deems fair upon any one or more class or classes of property and can determine how such division is carried out as between such members or different classes of members. If any such division shall be other than in accordance with the existing rights of such members, every member shall have the same right of dissent and other ancillary rights as if the resolution were a special resolution passed in accordance with section 110 of the Insolvency Act 1986.

Variation of Rights

Subject to the provisions of the Companies Act 2006, whenever the share capital is divided into different classes of shares, all or any of the rights and privileges attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied, or abrogated either in the manner provided by such rights or (in the absence of such provision) either with the written consent of the shareholders of at least three-fourths in nominal value of the issued shares of that class (excluding any shares held as treasury shares) or by special resolution passed at a separate general meeting of the holders of such shares. The Companies Act 2006 provides a right to object to the variation of the share capital by the shareholders who did not vote in favor of the variation. Should an aggregate of not less than 15% of the shareholders of the issued shares in question apply to the court to have the variation cancelled, the variation shall have no effect unless and until it is confirmed by the court.

Alteration to Share Capital

We may, by ordinary resolution of shareholders, consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares, or sub-divide our shares or any of them into shares of a smaller nominal value. We may, by special resolution of shareholders, in a manner authorized by law, reduce our share capital or any capital redemption reserve fund or any share premium account in any manner authorized by the Companies Act 2006. We may redeem or purchase all or any of our shares as described in “—Other UK Law Considerations—Purchase of Own Shares.”

Preemption Rights

In certain circumstances, our shareholders may have statutory preemption rights under the Companies Act 2006 in respect of the allotment of new shares as described in “—Preemptive Rights” and “—Differences in Corporate Law—Preemptive Rights” in this section.

Transfer of Shares

Any certificated shareholder may transfer all or any of his or her shares by an instrument of transfer in writing in any usual or common form or in any other manner approved by the board. Any written instrument of transfer shall be executed by or on behalf of the transferor and (in the case of a partly paid share) the transferee.

All transfers of uncertificated shares shall be made in accordance with and subject to the provisions of the Uncertificated Securities Regulations 2001 and the facilities and requirements of its relevant system. The Uncertificated Securities Regulations 2001 permit shares to be issued and held in uncertificated form and transferred by means of a computer-based system.

The board may decline to register any transfer of any share held in certificated form:

•	if the share is partly paid;
•	if the Company has a lien on a partly paid share unless to do so would prevent dealings in partly paid shares from taking place on an open and proper basis;
•

if a notice has been duly served in respect of a share pursuant to section 793 of the Companies Act 2006 and: (i) the share or shares that were the subject of that notice represented in aggregate at least 0.25 percent of that class of shares (calculated exclusive of any treasury shares of that class); and (ii) the person or persons on whom the notice was served failed to comply with the requirements of the notice within the period for compliance specified in the notice (being not less than 14 days from the date of service of the notice) and remains in default in complying with the notice, unless the transfer in question is to a bona fide unconnected third party such as a sale through a recognized investment exchange or an overseas exchange or as a result of an acceptance of a takeover offer;

•	if the transfer is of a share or shares (whether fully paid or not) in favor of more than four joint holders as transferee; or
•

if the transfer is to an entity which is not a natural or legal person, to a minor, to a person in respect of whom a receiving order or adjudication order in bankruptcy has been made which remains undischarged or to a person who is then suffering from mental disorder.

If the board declines to register a transfer it shall, as soon as practicable and in any event within two months after the date on which a transfer form is lodged, send to the transferee notice of the refusal, together with reasons for the refusal.

CREST

To be traded on AIM, securities must be able to be transferred and settled through the CREST system. CREST is a computerized paperless share transfer and settlement system that allows securities to be transferred by electronic means, without the need for a written instrument of transfer. Our Articles of Association are consistent with CREST membership and, among other things, allow for the holding and transfer of shares in uncertificated form.

Shareholder Meetings

Annual General Meetings

In accordance with the Companies Act 2006, we are required in each year to hold an annual general meeting in addition to any other general meetings in that year and to specify the meeting as such in the notice convening it. The annual general meeting shall be convened whenever and wherever the board sees fit, subject to the requirements of the Companies Act 2006, as described in “—Differences in Corporate Law—Annual General Meeting” and “— Differences in Corporate Law—Notice of General Meetings” below.

Notice of General Meetings

The arrangements for the calling of general meetings are described in “—Differences in Corporate Law— Notice of General Meetings” below.

Quorum of General Meetings

No business shall be transacted at any general meeting unless a quorum is present. At least two shareholders present in person or by proxy and entitled to vote shall be a quorum for all purposes. If within 10 minutes from the time appointed for the holding of a general meeting (or such longer time as the chairman of the meeting may decide) a quorum is not present, the meeting, if convened on the requisition of members, shall be dissolved. In any other case it shall be adjourned to such time (being not less than 14 days nor more than 28 days from then) and place as decided by the chairman. If at an adjourned meeting a quorum is not present within 10 minutes from the time appointed for holding the meeting, the member or members present in person or by proxy or (in the case of a corporation) by a representative and entitled to vote upon the business to be transacted shall be a quorum and shall have power to decide upon all matters that could properly have been disposed of at the meeting from which the adjournment took place.

Class Meetings

The provisions in our Articles of Association relating to general meetings apply to every separate general meeting of the holders of a class of shares except that:

•

the quorum for such class meeting shall be two holders in person or by proxy representing not less than one-third in nominal value of the issued shares of the class (excluding any shares held in treasury);

•	at the class meeting, a holder of shares of the class present in person or by proxy may demand a poll and shall on a poll be entitled to one vote for every share of the class held by him or her; and

•	if at any adjourned meeting of such holders a quorum is not present at the meeting, one holder of shares of the class present in person or by proxy at an adjourned meeting constitutes a quorum.

Directors

Number of Directors

We may not have less than two directors on the board of directors and there is no maximum number of directors.

Appointment of Directors

A single resolution for the appointment of two or more persons as directors is void unless a resolution that it shall be moved has first been agreed to by the meeting without any vote being given against it.

At any general meeting, no person other than a director retiring at the meeting shall, unless recommended by the directors for election, be eligible for appointment as a director unless not less than 7 nor more than 28 days before the date of the meeting: (i) a notice in writing, authenticated by a member (other than the person to be proposed) who is qualified to attend and vote at that meeting, containing his intention to propose the person for election; and (ii) a notice in writing authenticated by the person proposed as a director of his willingness to be elected; have both been left at the registered office or sent to the Company secretary.

Without prejudice to the power to appoint any person to be a director by shareholder resolution, the board has power to appoint any person to be a director, either to fill a casual vacancy or as an addition to the existing board but so that the total number of directors does not exceed the maximum number fixed by or in accordance with our Articles of Association.

Any director appointed by the board shall retire from office at the next annual general meeting. Such a director is eligible for election at that meeting but shall not be taken into account in determining the directors or the number of directors who are to retire by rotation at such meeting.

Rotation of Directors

At each annual general meeting, the following directors will retire from office and be eligible for re-election:

•

any director who has been longest in office since their last appointment or reappointment and between directors who were appointed or reappointed on the same day, those to retire shall (unless the directors otherwise agree among themselves) be determined by lot; and

•	any director who wishes to retire and offer himself for re-election (whether by reason of the UK Corporate Governance Code or for any other reason).

The number of directors to retire at each annual general meeting shall be one-third of their number provided that: (i) if their number is more than three, but not a multiple thereof, then the number to retire shall be the number nearest to, but not exceeding, one-third, (ii) if their number is two, one of the directors shall retire and (iii) if their number is one, that director shall retire.

A director who retires at the annual general meeting shall be eligible for re-election.

The shareholders may, at the meeting at which a director retires, fill the vacated office by electing a person and in default the retiring director shall, if willing to continue to act, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated office or unless a resolution for the re-election of such director shall have been put to the meeting and lost or unless the default is due to the moving of a resolution in contravention of Article 114 of our Articles of Association or unless such director has attained any applicable retiring age.

Directors’ Interests

A director may hold any other office or employment with the Company (other than the office of auditor) in conjunction with his office of director for such period and on such terms as the directors may determine. A director or intending director may enter into any contract, arrangement, transaction or proposal with the Company relating to the tenure of any other office or employment. Any such contract, arrangement, transaction or proposal entered into or authorized by the directors cannot be avoided and the director is not liable to account to the Company for any benefit realized from any such contract, arrangement, transaction or proposal by reason of either holding office as a director or because of the fiduciary relationship established by the office if the director has declared his interest in accordance with the Companies Act 2006. In accordance with the Companies Act 2006, a director who is in any way, whether directly or indirectly, interested in a proposed or existing transaction or arrangement with us shall declare the nature of his interest.

In the case of interests arising where a director is in any way, directly or indirectly, interested in (i) a proposed transaction or arrangement with us or (ii) a transaction or arrangement that has been entered into by us and save as otherwise provided by our Articles of Association, such director shall not vote at a meeting of the board or of a committee of the board on any resolution concerning such matter in which he has any interest that conflicts or may conflict with the interests of the Company as defined in Article 107 of our Articles of Association (otherwise than by virtue of his interest in shares, debentures or other securities of, or otherwise in or through, us) unless his interest or duty arises only because the resolution relates to one or more of the following paragraphs:

•

the giving of any guarantee, security or indemnity to him in respect of money lent by or obligations incurred by him or by any other person at the request of or for the benefit of the Company or any of its subsidiary undertakings insofar as the Companies Act 2006 permits;

•

the giving of any guarantee, security or indemnity to a third party in respect of a debt or obligation of the Company or any of its subsidiary undertakings for which he himself has assumed responsibility in whole or in part under a guarantee or indemnity or by the giving of security;

•

any proposal concerning an offer of shares or debentures or other securities (including options and warrants) of or by the Company or any of its subsidiary undertakings for subscription or purchase in which offer he is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting thereof;

•

any contract, arrangement, transaction or other proposal concerning any other body corporate in which he is interested, directly or indirectly and whether as an officer or shareholder or otherwise howsoever, provided that he is not the holder of or beneficially interested in 1% or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to members of the relevant body corporate (any such interest being deemed for the purpose of Article 108.4 of our Articles of Association to be a material interest in all circumstances);

•

any contract, arrangement, transaction or other proposal concerning the adoption, modification or operation of a superannuation fund or retirement, death or disability benefits scheme under which he may benefit and which has been approved by or is subject to and conditional upon approval by the Board of the Inland Revenue for taxation purposes or which does not accord to any director as such any privilege or advantage not accorded to the employees to which such scheme or fund relates;

•

any contract, arrangement, transaction or proposal concerning the adoption, modification or operation of any scheme for enabling employees including full-time executive directors of the Company and/or any subsidiary to acquire shares of the Company or any arrangement for the benefit of employees of the Company or any of its subsidiaries under which the director benefits in a similar manner to employees and which does not accord to any director as such, any privilege or advantage not generally accorded to the employees to whom such scheme relates; or

•	any proposal concerning any insurance which the Company proposes to purchase and/or maintain for or for the benefit of any director or for the benefit of persons who include directors.

Save as provided above, a director shall not vote in respect of any contract or arrangement or any other proposal whatsoever in which he has any interest which (together with any interest of any person connected with him or her) is to his knowledge a material interest otherwise than by virtue of his interests in shares or debentures or other securities of or otherwise through the Company or in respect of which he has any duty which conflicts with his duty to the Company.

A director shall not be counted in the quorum present at a meeting in relation to a resolution on which he is not entitled to vote.

If a question arises at a meeting of the board or of a committee of the board as to the right of a director to vote and such question is not resolved by his voluntarily agreeing to abstain from voting, the question shall be referred to the Chairman of the meeting and his ruling in relation to any director other than himself shall be final and conclusive except in a case where the nature or extent of the interest of the director concerned has not been fairly disclosed.

Directors’ Fees and Remuneration

Each director may be paid his reasonable traveling, hotel and other expenses properly incurred in and about the business of the Company, including expenses of attending and returning from meetings of the board or committees of the board or general meetings. Any director who performs special or extra services which in the opinion of the board go beyond the ordinary duties of a director may be paid such extra remuneration as the board or a committee appointed by the board may determine.

An executive director shall receive such remuneration as the board or a committee appointed by the board may determine and may (without limitation) be by way of fixed salary, lump sum, commission on dividends or profits of the Company (or of any other company in which the Company is interested) or other participation in any such profits by any combination of them.

A non-executive director may be paid a fee at such rate as may from time to time be determined by the board.

Borrowing Powers

The board may exercise all the powers to borrow money and to mortgage or charge our undertaking, property and assets and uncalled capital or any part thereof and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of us or of any third party.

Indemnity

Subject to the provisions of and so far as may be permitted under the law of England and Wales, every director, alternate director, secretary or other officer (other than any person (whether an officer or not) engaged by the Company as auditor) shall be entitled to be indemnified by the Company (and the Company shall also be able to indemnify directors of any associated company (as defined in section 256 of the Companies Act 2006)) out of the assets of the Company against all losses or liabilities which he may sustain or incur in or about the actual or purported execution or discharge of the duties of his office or the exercise or purported exercise of his powers or otherwise in relation thereto, provided that no director of the Company or an associated company is indemnified by the Company against: (a) any liability incurred by the director to the Company or an associated company; (b) any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature; or (c) any liability incurred by the director (i) in defending any criminal proceedings in which that director is convicted, (ii) in defending any civil proceedings brought by the registrant or an associated company where final judgment is against the director, (iii) or in connection with any applications under sections 661(3), 661(4) or 1157 of the Companies Act 2006 for which the court refuses to grant him relief.

Subject to the provisions of and so far as may be permitted by under the laws of England and Wales, and without prejudice to Article 179.1 of our Articles of Association, the board of directors shall have the power to purchase and maintain insurance at the expense of the Company for or for the benefit of any persons who are or were at any time directors, officers or employees of the Company, any holding company of the Company, or any other body, whether or not incorporated, in which the Company or such holding company or any of the predecessors of the Company or such holding company has or had any interest whether direct or indirect or which is in any way allied to or associated with the Company, or any subsidiary undertaking of the Company or of such other body (a “Relevant Company”), or who were or were at any time trustees of any pension fund or employees’ share scheme in which employees of any Relevant Company are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any negligence, default, breach of duty or breach of trust of which they may be guilty in relation to a Relevant Company arising out of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to any Relevant Company, or any such pension fund or employees’ share scheme.

Other UK Law Considerations

Notification of Voting Rights

A shareholder in a public company incorporated in the United Kingdom whose shares are admitted to trading on AIM is required pursuant to Rule 5 of the DTRs to notify us of the percentage of his or her voting rights if the percentage of voting rights that he or she holds as a shareholder or through his or her direct or indirect holding of financial instruments (or a combination of such holdings) reaches, exceeds or falls below 3%, 4%, 5%, 6%, 7%, 8%, 9%, 10% and each 1% threshold thereafter up to 100% as a result of an acquisition or disposal of shares or financial instruments or as a result of events that change the total number or breakdown of our voting rights.

Mandatory Purchases and Acquisitions

Pursuant to Sections 979 to 991 of the Companies Act 2006, where a takeover offer has been made for us and the offeror has acquired or unconditionally contracted to acquire not less than 90% in value of the shares to which the offer relates and not less than 90% of the voting rights carried by those shares, the offeror may give notice to the holder of any shares to which the offer relates which the offeror has not acquired or unconditionally contracted to acquire that he wishes to acquire and is entitled to so acquire, those shares on the same terms as the general offer. The offeror would do so by sending a notice to the outstanding minority shareholders telling them that it will compulsorily acquire their shares. Such notice must be sent within three months of the last day on which the offer can be accepted in the prescribed manner. The squeeze-out of the minority shareholders can be completed at the end of six weeks from the date the notice has been given, subject to the minority shareholders failing to successfully lodge an application to the court to prevent such squeeze-out any time prior to the end of those six weeks following which the offeror can execute a transfer of the outstanding shares in its favor and pay the consideration to us, which would hold the consideration in trust for the outstanding minority shareholders. The consideration offered to the outstanding minority shareholders whose shares are compulsorily acquired under the Companies Act 2006 must, in general, be the same as the consideration that was available under the takeover offer.

Sell Out

The Companies Act 2006 also gives our minority shareholders a right to be bought out in certain circumstances by an offeror who has made a takeover offer for all of our shares. The holder of shares to which the offer relates and who has not otherwise accepted the offer, may require the offeror to acquire his shares if, prior to the expiry of the acceptance period for such offer, (i) the offeror has acquired or has agreed to acquire not less than 90% in value of the voting shares and (ii) not less than 90% of the voting rights carried by those shares. The offeror may impose a time limit on the rights of minority shareholders to be bought out that is not less than three months after the end of the acceptance period. If a shareholder exercises his rights to be bought out, the offeror is required to acquire those shares on the terms of this offer or on such other terms as may be agreed.

Disclosure of Interest in Shares

Pursuant to Part 22 of the Companies Act 2006, we are empowered by notice in writing to any person whom we know or have reasonable cause to believe to be interested in our shares, or at any time during the three years immediately preceding the date on which the notice is issued has been so interested, within a reasonable time to disclose to us particulars of that person’s interest and (so far as is within his or her knowledge) particulars of any other interest that subsists or subsisted in those shares.

Under our Articles of Association, the directors may in their absolute discretion refuse to register or authorize the registration of the transfer of a share held in certificated form if a notice has been served in respect of a share pursuant to section 793 of the Companies Act concerning the disclosure of interests in voting shares and (i) the share or shares which were the subject of that notice represented in aggregate at least 0.25 percent of that class of shares (calculated exclusive of any treasury shares of that class); and (ii) the person or persons on whom the notice was served failed to comply with the requirements of the notice within the period for compliance specified in the notice (being not less than 14 days from the date of service of the notice) and remains in default in complying with the notice, unless the transfer in question is to a bona fide unconnected third party such as a sale through a recognized investment exchange or an overseas exchange or as a result of an acceptance of a takeover offer.

Purchase of Own Shares

Under English law, a limited company may only purchase its own shares out of the distributable profits of the company or the proceeds of a fresh issue of shares made for the purpose of financing the purchase, provided that it is not restricted from doing so by its articles. A limited company may not purchase its own shares if, as a result of the purchase, there would no longer be any issued shares of the company other than redeemable shares or shares held as treasury shares. Shares must be fully paid in order to be repurchased.

Subject to the above, we may purchase our own shares in the manner prescribed below. We may make a market purchase of our own fully paid shares pursuant to an ordinary resolution of shareholders. The resolution authorizing the purchase must:

•	specify the maximum number of shares authorized to be acquired;
•	determine the maximum and minimum prices that may be paid for the shares; and
•	specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares other than on a recognized investment exchange pursuant to a purchase contract authorized by resolution of shareholders before the purchase takes place. Any authority will not be effective if any shareholder from whom we propose to purchase shares votes on the resolution and the resolution would not have been passed if he or she had not done so. The resolution authorizing the purchase must specify a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

Distributions and Dividends

Under the Companies Act 2006, before a company can lawfully make a distribution or dividend, it must ensure that it has sufficient distributable reserves (determined by reference to our relevant nonconsolidated accounts). The basic rule is that a company’s profits available for the purpose of making a distribution are its accumulated, realized profits, so far as not previously utilized by distribution or capitalization, less its accumulated, realized losses, so far as not previously written off in a reduction or reorganization of capital duly made. The requirement to have sufficient distributable reserves before a distribution or dividend can be paid applies to us and to each of our subsidiaries that has been incorporated under English law.

It is not sufficient that we, as a public company, have made a distributable profit for the purpose of making a distribution. An additional capital maintenance requirement is imposed on us to ensure that the net worth of the company is at least equal to the amount of its capital. A public company can only make a distribution:

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if, at the time that the distribution is made, the amount of its net assets (that is, the total excess of assets over liabilities) is not less than the total of its called up share capital and undistributable reserves; and

•	if and to the extent that, the distribution itself, at the time that it is made, does not reduce the amount of the net assets to less than that total.

UK City Code on Takeovers and Mergers

As a public company incorporated in England and Wales with our registered office in England and Wales and that has shares admitted to AIM, we are subject to the UK Takeover Code, which is issued and administered by the UK Panel on Takeovers and Mergers (the “Panel”). The UK Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the UK Takeover Code contains certain rules in respect of mandatory offers. Under Rule 9 of the UK Takeover Code, if a person:

•	acquires an interest in our shares which, when taken together with shares in which he or persons acting in concert with him are interested, carries 30% or more of the voting rights of our shares;
•

who, together with persons acting in concert with him, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights of our shares and such persons, or any person acting in concert with him, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested; or

•

the acquirer and depending on the circumstances, its concert parties, would be required (except with the consent of the Panel) to make an offer for the entirety of our outstanding shares in cash or be accompanied by a cash alternative at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

Exchange Controls

There are no governmental laws, decrees, regulations or other legislation in the United Kingdom that may affect the import or export of capital, including the availability of cash and cash equivalents for use by us, or that may affect the remittance of dividends, interest or other payments by us to nonresident holders of our ordinary shares or ADSs, other than withholding tax requirements. There is no limitation imposed by English law or in our Articles of Association on the right of nonresidents to hold or vote shares.

Differences in Corporate Law

The applicable provisions of the Companies Act 2006 differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain differences between the provisions of the Companies Act 2006 applicable to us and the General Corporation Law of the State of Delaware relating to shareholders’ rights and protections. This summary is not intended to be a complete discussion of the respective rights.

	England & Wales	Delaware

Number of Directors

Under the Companies Act 2006, a public limited company must have at least two directors and the number of directors may be fixed by or in the manner provided in a company’s articles of association, provided that such number does not fall below two directors.

Under Delaware law, a corporation must have at least one director and the number of directors shall be fixed by or in the manner provided in the bylaws.

Removal of Directors

Under the Companies Act 2006, shareholders may remove a director without cause by an ordinary resolution (which is passed by a simple majority of those voting in person or by proxy at a general meeting) notwithstanding any provisions of any service contract the director has with the company, provided 28 clear days’ notice of the resolution has been given to the company, and the company must, where practicable, give its shareholders the same time frame. If providing 28 clear days’ notice to shareholders is not practicable, the company must give its shareholders at least 14 clear days’ notice. On receipt of notice of an intended resolution to remove a director, the company must forthwith send a copy of the notice to the director concerned. Certain other procedural requirements under the Companies Act 2006 must also be followed, such as allowing the director to make representations against his or her removal either at the meeting or in writing.

Under Delaware law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board of directors is classified, shareholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board of directors is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Vacancies on the Board of Directors

Under English law, the procedure by which directors, other than a company’s initial directors, are appointed is generally set out in a company’s articles of association, provided that where two or more persons are appointed as directors of a public limited company by resolution of the shareholders, resolutions appointing each director must be voted on individually unless a resolution that a single resolution for the appointment of two or more persons as directors has first been agreed to by the

Under Delaware law, vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) or by a sole remaining director unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case a majority of the other directors elected by such class, or a sole

	England & Wales	Delaware

	meeting without any vote being given against it.	remaining director elected by such class, will fill such vacancy.

Annual General Meeting	Under the Companies Act 2006, a public limited company must hold an annual general meeting in each six-month period following the company’s annual accounting reference date.

Under Delaware law, the annual meeting of stockholders shall be held at such place, on such date and at such time as may be designated from time to time by the board of directors or as provided in the certificate of incorporation or by the bylaws.

General Meeting

Under the Companies Act 2006, a general meeting of the shareholders of a public limited company may be called by the directors.

Shareholders holding at least 5% of the paid-up capital of the company carrying voting rights at general meetings (excluding any paid up capital held as treasury shares) can require the directors to call a general meeting, and, if the directors fail to do so within a certain period, may themselves convene a general meeting.

Under Delaware law, special meetings of the stockholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the bylaws.

Notice of General Meetings

Under the Companies Act 2006, subject to a company’s articles of association providing for a longer period, 21 clear days’ notice must be given for an annual general meeting and any resolutions to be proposed at the meeting. Subject to a company’s articles of association providing for a longer period, at least 14 clear days’ notice is required for any other general meeting. In addition, certain matters, such as the removal of directors or auditors, require special notice, which is 28 clear days’ notice. The shareholders of a company may in all cases consent to a shorter notice period, the proportion of shareholders’ consent required being 100% of those entitled to attend and vote in the case of an annual general meeting and, in the case of any other general meeting, a majority in number of the members having a right to attend and vote at the meeting, being a majority who together hold not less than 95% in nominal value of the shares giving a right to attend and vote at the meeting.

Under Delaware law, unless otherwise provided in the certificate of incorporation or bylaws, written notice of any meeting of the stockholders must be given to each stockholder entitled to vote at the meeting not less than 10 nor more than 60 days before the date of the meeting and shall specify the place, date, hour and purpose or purposes of the meeting.

Proxy	Under the Companies Act 2006, at any meeting of shareholders, a shareholder may designate another person to attend, speak and vote at the meeting on their behalf by proxy.

Under Delaware law, at any meeting of stockholders, a stockholder may designate another person to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

	England & Wales	Delaware

Preemptive Rights

Under the Companies Act 2006, “equity securities,” being (i) shares in the company other than shares that, with respect to dividends and capital, carry a right to participate only up to a specified amount in a distribution (“ordinary shares”) or (ii) rights to subscribe for, or to convert securities into, ordinary shares, proposed to be allotted for cash must be offered first to the existing equity shareholders in the company in proportion to the respective nominal value of their holdings, unless an exception applies or a special resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act 2006.

Under Delaware law, shareholders have no preemptive rights to subscribe to additional issues of stock or to any security convertible into such stock unless and except to the extent that, such rights are expressly provided for in the certificate of incorporation.

Authority to Allot

Under the Companies Act 2006, the directors of a company must not allot shares or grant of rights to subscribe for or to convert any security into shares unless an ordinary resolution to the contrary has been passed by shareholders in a general meeting or the articles of association provide otherwise, in each case in accordance with the provisions of the Companies Act 2006.

Under Delaware law, if the corporation’s charter or certificate of incorporation so provides, the board of directors has the power to authorize the issuance of stock. It may authorize capital stock to be issued for consideration consisting of cash, any tangible or intangible property or any benefit to the corporation or any combination thereof. It may determine the amount of such consideration by approving a formula. In the absence of actual fraud in the transaction, the judgment of the directors as to the value of such consideration is conclusive.

Liability of Directors and Officers

Under the Companies Act 2006, any provision, whether contained in a company’s articles of association or any contract or otherwise, that purports to exempt a director of a company, to any extent, from any liability that would otherwise attach to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void.

Any provision by which a company directly or indirectly provides an indemnity, to any extent, for a director of the company or of an associated company against any liability attaching to him in connection with any negligence, default, breach of duty or breach of trust in relation to the company of which he is a director is also void except as permitted by the Companies Act 2006, which provides exceptions for the company to (i) purchase and maintain insurance against such liability; (ii) provide a “qualifying third-party indemnity” (being an indemnity against liability incurred by the director to a person other than the company or an associated company and must not provide any

Under Delaware law, a corporation’s certificate of incorporation may include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

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any breach of the director’s duty of loyalty to the corporation or its stockholders;

•

acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•

intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

•

any transaction from which the director derives an improper personal benefit.

	England & Wales	Delaware

indemnity against, amongst others, any liability in defending criminal proceedings in which he is convicted); and (iii) provide a “qualifying pension scheme indemnity” (being an indemnity against liability incurred in connection with the company’s activities as trustee of an occupational pension plan).

Voting Rights

Under English law, unless a poll is demanded by the shareholders of a company or is required by the chairman of the meeting or the company’s articles of association, shareholders shall vote on all resolutions on a show of hands. Under the Companies Act 2006, a poll may be demanded by (i) not fewer than five shareholders having the right to vote on the resolution; (ii) any shareholder(s) representing not less than 10% of the total voting rights of all the shareholders having the right to vote on the resolution (excluding any voting rights attaching to treasury shares); or (iii) any shareholder(s) holding shares in the company conferring a right to vote on the resolution (excluding any voting rights attaching to treasury shares) being shares on which an aggregate sum has been paid up equal to not less than 10% of the total sum paid up on all the shares conferring that right. A company’s articles of association may provide more extensive rights for shareholders to call a poll.

Under English law, an ordinary resolution is passed on a show of hands if it is approved by a simple majority (more than 50%) of the votes cast by shareholders present (in person or by proxy) and entitled to vote. If a poll is demanded, an ordinary resolution is passed if it is approved by holders representing a simple majority of the total voting rights of shareholders present, in person or by proxy or in advance, who, being entitled to vote, vote on the resolution.

Special resolutions require the affirmative vote of not less than 75% of the votes cast on a show of hands by shareholders present, in person or by proxy, at the meeting and entitled to vote. If a poll is demanded, a special resolution is passed if it is approved by shareholders representing not less than 75% of the total voting rights of shareholders who, being entitled to vote, vote in person, by proxy or in advance.

Delaware law provides that, unless otherwise provided in the certificate of incorporation, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

	England & Wales	Delaware

Shareholder Vote on Certain Transactions

The Companies Act 2006 provides for schemes of arrangement, which are arrangements or compromises between a company and any class of shareholders or creditors and used in certain types of reconstructions, amalgamations, capital reorganizations or takeovers. These arrangements require:

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the approval at a shareholders’ or creditors’ meeting convened by order of the court, of a majority in number of shareholders or creditors representing 75% in value of the capital held by, or debt owed to, the class of shareholders or creditors, or class thereof present and voting, either in person or by proxy; and

•

the approval of the court.

Generally, under Delaware law, unless the certificate of incorporation provides for the vote of a larger portion of the stock, completion of a merger, consolidation, sale, lease or exchange of all or substantially all of a corporation’s assets or dissolution requires:

•

the approval of the board of directors; and

•

approval by the vote of the holders of a majority of the outstanding stock or, if the certificate of incorporation provides for more or less than one vote per share, a majority of the votes of the outstanding stock of a corporation entitled to vote on the matter.

Standard of Conduct for Directors

Under English law, a director owes various statutory and fiduciary duties to the company, including:

•

to act in the way he considers, in good faith, would be most likely to promote the success of the company for the benefit of its members as a whole;

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to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly conflicts, with the interests of the company;

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to act in accordance with the company’s constitution and only exercise his powers for the purposes for which they are conferred;

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to exercise independent judgment;

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to exercise reasonable care, skill and diligence;

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not to accept benefits from a third party conferred by reason of his being a director or doing, or not doing, anything as a director; and

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a duty to declare any interest that he has, whether directly or indirectly, in a proposed or existing transaction or arrangement with the company.

Delaware law does not contain specific provisions setting forth the standard of conduct of a director. The scope of the fiduciary duties of directors is generally determined by the courts of the State of Delaware. In general, directors have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interest of the stockholders.

Directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. The duty of care generally requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. In general, but subject to certain exceptions, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action designed to defeat a threatened change in control of the corporation.

	England & Wales	Delaware

In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the stockholders.

Stockholder Suits

Under English law, generally, the company, rather than its shareholders, is the proper claimant in an action in respect of a wrong done to the company or where there is an irregularity in the company’s internal management. Notwithstanding this general position, the Companies Act 2006 provides that (i) a court may allow a shareholder to bring a derivative claim (that is, an action in respect of and on behalf of the company) in respect of a cause of action arising from a director’s negligence, default, breach of duty or breach of trust and (ii) a shareholder may bring a claim for a court order where the company’s affairs have been or are being conducted in a manner that is unfairly prejudicial to its shareholders generally or of some of its shareholders, or that an actual or proposed act or omission of the company is or would be so prejudicial.

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The complaint must:

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state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff’s shares thereafter devolved on the plaintiff by operation of law; and
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allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors and the reasons for the plaintiff’s failure to obtain the action; or
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state the reasons for not making the effort.

Additionally, the plaintiff must remain a stockholder through the duration of the derivative suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.